Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of Baillie Gifford International Concentrated Growth Equities Fund (the Predecessor Fund of Baillie Gifford International Concentrated Growth ETF) and Baillie Gifford Long Term Global Growth Fund (the Predecessor Fund of Baillie Gifford Long Term Global Growth ETF), each a series of Baillie Gifford Funds, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Other Key Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 29, 2026